Exhibit 99.3

EVERTEC ANNOUNCES APPOINTMENT OF MARIANA LISCHNER GOLDVARG AS PRESIDENT FOR LATIN AMERICA

SAN JUAN, PUERTO RICO – May 6, 2015 – EVERTEC, Inc. (NYSE: EVTC) (“EVERTEC” or the “Company”) today announced the appointment of Mariana Lischner Goldvarg as EVERTEC’s President for Latin America. Mrs. Lischner Goldvarg will report to Mac Schuessler, the Company’s President and Chief Executive Officer, and will be responsible for managing EVERTEC’s Latin American operations.

Mrs. Lischner Goldvarg is a seasoned financial services industry professional, with extensive knowledge of the Latin American region. She joins EVERTEC after serving as President of Equifax Latin America since 2012, and Equifax International’s Senior Marketing Officer from 2009 to 2011. Prior to that, she held several senior level positions within Citibank including, Latin America Marketing Head from 2001 to 2004, Citibank Country Business Manager from 2003 to 2005 and CitiMortgage Executive Director from 2006 to 2008.

“Mariana brings to EVERTEC over 25 years of management experience throughout the Latin American financial services industry. She will be a tremendous asset to EVERTEC as we continue to expand the breadth and depth of products and services we provide to our valued customers. Her first-hand knowledge of these markets, and understanding of financial services, will prove invaluable to EVERTEC,” said Mac Schuessler. “On behalf of the entire EVERTEC organization, I would like to welcome Mariana to the team.”

About EVERTEC

EVERTEC, Inc. (NYSE: EVTC) is the leading full-service transaction processing business in Latin America, providing a broad range of merchant acquiring, payment processing and business solutions services. The largest merchant acquirer in the Caribbean and Central America—and one of the largest in Latin America—EVERTEC serves 19 countries in the region from its base in Puerto Rico. The Company manages a system of electronic payment networks that process more than 2.1 billion transactions annually, and offers a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. In addition, EVERTEC owns and operates the ATH network, one of the leading personal identification number (“PIN”) debit networks in Latin America. The Company serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit http://www.evertecinc.com.

Contact

Alan I. Cohen

Executive Vice President

Head of Investor Relations

(787) 773-5442

IR@evertecinc.com